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Exhibit 99.1

Refco Group Ltd., LLC
One World Financial Center	Company Contact:
200 Liberty Street—Tower A	For Refco Group Ltd., LLC
New York, NY 10281	Roger Ma
212-693-7000	212- 587-6355
www.refco.com	rma@refco.com

REFCO GROUP LTD., LLC REPORTS FIRST QUARTER RESULTS

        NEW YORK, July 15, 2005—Refco Group Ltd., LLC today reported total revenues for its quarter ended May 31, 2005 of $1,312.0 million, an increase of $654.6 million, or 99.6%, and $171.2 million, or 15.0%, compared to the quarters ended May 31, 2004 and February 28, 2005, respectively. The quarter ended May 31, 2005 was the third full quarter to reflect the increase in expenses resulting from the acquisition of a controlling interest in Refco by Thomas H. Lee Partners, L.P. in a series of related transactions completed on August 5, 2004 (the "Transactions"). Specifically, interest expense and amortization on intangible assets increased significantly as a result of the Company's recapitalization on August 5, 2004. Consequently, net income for the quarter ended May 31, 2005 was $42.6 million, which represented a decrease of $16.7 million compared to the quarter ended May 31, 2004. While the Company does not believe a comparison of the results for the quarter ended May 31, 2005 and May 31, 2004 is meaningful because of these increased expenses, both of the quarters ended May 31, 2005 and February 28, 2005 included the effect of the Transactions for the entire period. Net income for the quarter ended May 31, 2005 increased $6.9 million, or 19.2%, compared to the quarter ended February 28, 2005.

        In commenting on the quarter's results, Mr. Phillip R. Bennett, President and Chief Executive Officer said, "Refco continues to report solid growth on a sequential basis following its recapitalization in August 2004. The Company's global footprint and core competence in transaction processing has enabled it to capitalize on the continuing growth trends in exchange traded derivatives as well as the significant growth in foreign exchange brokerage volumes. Additionally, the recent announcement of our acquisition of Cargill Investor Services points to Refco's ability to participate in the consolidation trends evident across the derivatives industry. In summary, it has been an encouraging start to the year."

Business Highlights

•
Derivatives Brokerage & Clearing contract volumes increased by 48 million contracts, or 30.2%, to 207 million contracts for the first quarter compared to the same quarter a year ago, and by 46 million contracts, or 28.6%, compared to the quarter ended February 28, 2005.

•
Foreign exchange dollar volumes increased by $229.0 billion, or 126.7%, to $409.8 billion for the first quarter compared to the same quarter a year ago, and by $4.6 billion, or 1.1%, compared to the quarter ended February 28, 2005.

•
The average net customer securities financing portfolio, or average domestic net repo book, increased by 43.5% for the quarter ended May 31, 2005 to $49.5 billion from $34.5 billion for the quarter ended May 31, 2004.

Summary of Results

•
Net revenues represent total revenues less interest expense, excluding interest from long-term borrowings. Net revenues for the first quarter increased by 28.5% to $411.6 million from $320.2 million for the same quarter a year ago due to the growth in transaction volumes that reflected broad secular trends across all major market segments that Refco serves.

•
Total expenses, excluding total interest expense, for the first quarter increased by 35.2% to $344.4 million from $254.8 million for the same quarter a year ago, primarily in commissions and order execution costs.

  The increase in amortization of the customer relationship intangible asset resulting from the Transactions increased total expenses by 1.5%, or $3.8 million, for the first quarter.

•
Operating profit represents income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary, minority interest and discontinued operations and, since August 5, 2004, also includes expenses associated with the Transactions. Operating profit for the first quarter decreased by 25.0% to $43.8 million from $58.4 million for the same quarter a year ago.

  Income from investments in non-consolidated equity investees is recorded in income from equity investees and included in income from continuing operations. Non-consolidated equity investees are engaged in both derivatives brokerage and prime brokerage operations in key product segments (such as retail foreign exchange brokerage) and important geographical markets (such as the Taiwan derivatives markets). Income from equity investees is considered to be integral to Refco's global operations and material to the results of operations. Income from equity investees increased operating profit by 13.0%, or $7.6 million, for the quarter ended May 31, 2005.

  The increase in interest expense on long-term borrowings, decreased interest revenue on the $113.0 million reduction of working capital (which was net reduction of working capital that resulted from the $550 cash distribution as part of the Transactions) and increased amortization of customer relationships resulting from the Transactions decreased operating profit by 37.0%, or $21.6 million, compared to the same quarter a year ago.

•
Net income for the first quarter decreased by 28.2% to $42.6 million from $59.3 million for the same quarter a year ago and increased by 19.3% from $35.7 million for the quarter ended February 28, 2005.

  The impact of increased interest on long-term borrowings, decreased interest revenue on the $113.0 million reduction of working capital and increased amortization of customer relationships resulting from the Transactions decreased net income by 36.4%, or $21.6 million for the quarter ended May 31, 2005 compared to the same quarter a year ago.

Net Revenues

Derivatives Brokerage & Clearing

        Derivatives Brokerage & Clearing net revenues for the quarter ended May 31, 2005 increased by 17.4% to $286.1 million from $243.7 million for the quarter ended May 31, 2004, driven in large part by a 30.2% increase in transaction volumes to 207 million contracts cleared for the quarter ended May 31, 2005, compared with 159 million contracts for the same quarter a year ago. Growth in Derivatives Brokerage transactions is mainly due to increased transaction volume in virtually all markets and in all geographic sectors that Refco serves, particularly electronic markets utilized by the Company's professional trading customers and commodity derivative brokerage activities. Revenue from such transactions is reflected in Commissions and brokerage revenues and Principal transactions, net. Global demand for commodity materials, in particular oil and petroleum products, resulted in increased activity in those markets, while interest rate uncertainties increased the level of interest rate derivative volumes. Additionally, this led to an increase in total customer deposits to $4.6 billion at the end of the quarter. Net revenues for the quarter ended May 31, 2005 increased by 9.1% to $286.1 million from $262.3 million in the quarter ended February 28, 2005.

Prime Brokerage/Capital Markets

        Prime Brokerage/Capital Markets net revenues for the quarter ended May 31, 2005 increased by 79.6% to $150.5 million from $83.8 million for the quarter ended May 31, 2004. The increase was primarily due to the 43.5% increase in the average domestic net repo book to $49.5 billion from $34.5 billion for the quarter ended May 31, 2004 and a 126.7% increase in foreign exchange dollar volumes, which totaled $409.8 billion for the quarter ended May 31, 2005, as compared to $180.8 billion for the quarter ended May 31, 2004. Net revenues for the quarter ended May 31, 2005 increased by 48.4% to $150.5 million from $101.4 million in the quarter ended February 28, 2005.

Operating Profit

Derivatives Brokerage & Clearing

        Operating profit for the quarter ended May 31, 2005 was $35.5 million, representing a decrease of 13.2% from $40.9 million for the quarter ended May 31, 2004 and a decrease of 0.6% from $35.7 million for the quarter ended February 28, 2005. The decrease in operating profit for the first quarter was primarily due to increased general and administrative and employee compensation expenses in London, a modest reduction in commission revenues reflecting a temporary slowing of Asia-Pacific market growth in Singapore, increased general and administrative expenses at Refco Trading Services, which also reported a small decline in average commission income, and costs associated with transitioning to full electronic platforms in foreign markets. The increase in income from equity investees increased operating profit by $0.6 million, or 1.5%, for the three months ended May 31, 2005.

        Operating profit also includes incremental costs of amortization of customer relationships associated with the Transactions. The total increase in amortization for the first quarter compared to the same quarter in the previous year was $0.7 million.

Prime Brokerage/Capital Markets

        Operating profit for the quarter ended May 31, 2005 was $50.1 million, representing an increase of 58.5% from $31.6 million for the quarter ended May 31, 2004 and an increase of 75.8% compared to the fourth quarter. The total increase in amortization due to the Transactions for the first quarter compared to the same quarter a year ago was $3.1 million.

        In addition, operating profit is reported exclusive of the income derived from investments in non-consolidated equity investees. Income from equity investees was $13.1 million and $6.1 million for the quarters ended May 31, 2005 and May 31, 2004, respectively. The increase in income from equity investees increased operating profit by 22.2%, or $7.0 million, for the quarter ended May 31, 2005.

        The increase in the amortization of customer relationships resulting from the Transactions decreased operating profit for the first quarter by 9.8%, or $3.1 million, compared to the same quarter in the previous year.

Expenses

        Commissions and Order Execution Costs    Commissions and order execution costs on a consolidated basis for the quarter ended May 31, 2005 increased by $65.2 million, or 45.7%, to $207.9 million from $142.7 million for the quarter ended May 31, 2004. The increase in commissions and order execution costs was due primarily to the increase in transaction volumes in all of the Company's business segments.

        Employee Compensation and Benefits Expenses    Employee compensation and benefits expenses on a consolidated basis for the quarter ended May 31, 2005 increased by $9.6 million, or 14.9%, to $74.2 million from $64.6 million for the quarter ended May 31, 2004. The increase was primarily due to expenses associated with the addition of several new operating groups acquired during the fiscal year ended February 28, 2005. Additionally, bonus accruals increased as a function of increased profitability in certain business segments as well as in geographical markets where local currency appreciation also had the effect of increasing equivalent U.S. dollar compensation levels.

        General, Administrative and Other Expenses    General and administrative expenses on a consolidated basis for the quarter ended May 31, 2005 increased by $14.8 million, or 31.2%, to $62.3 million from $47.5 million for the quarter ended May 31, 2004. The results for the quarter ended May 31, 2005 reflect the financial impact of the Transactions. The Transactions resulted in an increase in amortization expense associated with the amortization of customer relationships, the value of which was determined as a result of the Transactions, and these expenses are included in general, administrative and other expenses.

        For the quarter ended May 31, 2005, the increase in amortization expense due to the Transactions increased general, administrative and other expenses by 8.0%, or $3.8 million, compared to the quarter ended May 31, 2004.

        Depreciation and amortization expense was $9.7 million, $6.4 million and $6.1 million for the quarters ended May 31, 2005, May 31, 2004 and February 28, 2005, respectively. Interest from long-term borrowings, included in total interest expense, was $23.4 million, $7.0 million and $27.1 million for the quarters ended May 31, 2005, May 31, 2004 and February 28, 2005, respectively.

Balance Sheet Items

        As of May 31, 2005, cash and cash equivalents were $405.0 million, long-term borrowings were $1,244.0 million and regulated subsidiaries reported excess regulatory capital of $217.3 million. Total assets were $74.3 billion, and members' equity was $188.0 million. As of February 28, 2005, cash and cash equivalents were $522.6 million, long-term borrowings were $1,246.0 million and regulated subsidiaries reported excess regulatory capital of $170.4 million. Total assets were $48.8 billion, and members' equity was $152.8 million.

        During the quarter, the Company acquired the customer accounts and related business operations of The League Corp. for approximately $11.2 million.

        In May 2005, the Company purchased 86.2% of the outstanding ordinary share capital of EasyScreen plc, and as of May 31, 2005, the Company owned 95.3% of the outstanding ordinary share capital.

Subsequent events

        In June 2005, the Company entered into a definitive agreement to acquire the global brokerage operations of Cargill Investor Services for $208.0 million in cash and a future contingent cash payment of between $67.0 million and $192.0 million, based on the performance of the acquired operations.

*  *  *

        Refco Group Ltd., LLC is a diversified financial services organization with operations in 14 countries and an extensive global institutional and retail client base. Refco Group's worldwide subsidiaries are members of principal U.S. and international exchanges, and are among the most active members of futures exchanges in Chicago, New York, London, Frankfurt, Paris and Singapore. In addition to its futures brokerage activities, Refco is a major broker of cash market products, including foreign exchange, foreign exchange options, government securities, domestic and international equities, emerging market debt, and OTC financial and commodity products. Refco is one of the largest global clearing firms for derivatives.

Cautionary Note regarding Forward-Looking Statements

        In this press release, we make forward looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact made in this press release are forward looking statements. These forward looking statements are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward looking statements, including (i) changes in domestic and international market conditions, (ii) competition, (iii) our ability to attract and retain customers, (iv) our relationships with introducing brokers, (v) retention of our management team, (vi) our ability to manage our growth (vii) our ability to integrate future acquisitions, including the Cargill acquisition, and retain key customers and personnel from the acquired business as well as attain expected operational synergies, (viii) our exposure to significant credit risks with respect to our customers, (ix) international operations and expansion, (x) systems failures, (xi) the performance of third-party suppliers, (xii) changes in regulations or exchange membership requirements, (xiii) the effectiveness of compliance and risk management methods, (xiv) potential litigation or investigations, (xv) employee or introducing broker misconduct or errors, (xvi) reputational harm, (xvii) our ability to receive regulatory approval for, and close the proposed Cargill acquisition on a timely basis or at all and (xviii) other factors. Because of these factors, we caution that you should not place undue reliance on any of our forward looking statements. Further, any forward looking statement speaks only as of today. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

        For purposes of the tables and discussions included in this press release, the results for the year ended February 28, 2005 represent the mathematical addition of the results of operations for our predecessor from March 1, 2004 through August 5, 2004, the date of the Transactions, and our results of operations for the period from August 6, 2004 through February 28, 2005 and are not indicative of the results that would actually have been obtained if the Transactions had occurred on March 1, 2004.

        Although Refco reports total revenues on a gross basis in its consolidated financial statements, for purposes of segment reporting and analyzing our revenues we believe that net revenues provides a more meaningful indication of our results of operations. Net revenues represent total revenues less interest expense. Interest expense includes interest paid to Derivatives Brokerage and Clearing customers on the funds they maintain with us and interest paid to finance counterparties in our Prime Brokerage/Capital Markets business for the financing of customer securities. For purposes of calculating net revenues, interest expense excludes interest paid on long-term debt. We net interest expense against revenues because a substantial portion of our interest expense pertains to customer transactions from which we derive interest income but in which we have a related charge for interest expense.

REFCO GROUP LTD., LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended May 31, 2005	Three months ended May 31, 2004
	(unaudited) (in thousands)
Revenues
Commissions and brokerage	$244,213	$215,795
Interest	939,471	377,560
Principal transactions, net	114,764	61,200
Asset management and advisory fees	5,559	1,891
Other	8,029	978

Total revenues	1,312,036	657,424

Expenses
Commissions and order execution costs	207,920	142,706
Interest	923,830	344,254
Employee compensation and benefits	74,245	64,570
General, administrative and other	62,263	47,521

Total expenses	1,268,258	599,051

Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary, minority interest and discontinued operations	43,778	58,373
Provision for income taxes	4,990	6,330

Income before income from equity investees, members' interest in earnings of subsidiary, minority interest and discontinued operations	38,788	52,043
Income from equity investees	14,182	6,597
Members' interest in earnings of subsidiary	10,383	926

Income from continuing operations	42,587	57,714
Discontinued operations:
Income from discontinued operations	—	3,437
Applicable income tax expense	—	1,881

Net income	$42,587	$59,270

REFCO GROUP LTD., LLC AND SUBSIDIARIES

SEGMENT PRESENTATION

	Three months ended May 31, 2005	Three months ended May 31, 2004
	(unaudited) (in thousands)
Total revenues:
Derivatives Brokerage & Clearing	$336,566	$263,839
Prime Brokerage/Capital Markets	1,123,811	440,653
Corporate & Other	5,506	7,032
Eliminations	(153,847)	(54,100)

Total	$1,312,036	$657,424

Net revenues:
Derivatives Brokerage & Clearing	$286,102	$243,704
Prime Brokerage/Capital Markets	150,483	83,781
Corporate & Other	(14,135)	(1,457)
Eliminations	(10,809)	(5,837)

Total	$411,641	$320,191

Expenses:
Commissions and order execution costs	$207,920	$142,706
Employee compensation and benefits	74,245	64,570
General, administrative and other	62,263	47,521

Total	$344,428	$254,797

Income before provision for income taxes, income from equity investees, members' interest in earnings of subsidiary, minority interest and discontinued operations:
Derivatives Brokerage & Clearing	$35,539	$40,865
Prime Brokerage/Capital Markets	50,080	31,568
Corporate & Other	(41,841)	(14,060)

Total	$43,778	$58,373

Income (loss) from equity investees:
Derivatives Brokerage & Clearing	$1,056	$510
Prime Brokerage/Capital Markets	13,126	6,087
Corporate & Other	—	—

Total	$14,182	$6,597

Members' interest in (losses) earnings of subsidiary and minority interest:
Derivatives Brokerage & Clearing	$—	$—
Prime Brokerage/Capital Markets	10,383	926
Corporate & Other	—	—

Total	$10,383	$926

Income from continuing operations:
Derivatives Brokerage & Clearing	$31,750	$35,045
Prime Brokerage/Capital Markets	52,823	36,729
Corporate & Other	(41,986)	(14,060)

Total	$42,587	$57,714

REFCO GROUP LTD., LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	May 31, 2005	February 28, 2005
	(unaudited)
	(in thousands)
Cash and cash equivalents	$405,029	$522,621
Cash and securities segregated under federal and other regulations:
Cash and cash equivalents	1,053,218	1,102,539
Securities purchased under agreements to resell	67,013	58,650
Securities purchased under agreements to resell	46,551,374	30,235,871
Deposits with clearing organizations and others	2,519,147	2,439,653
Receivables from securities borrowed	2,631,989	3,128,304
Receivables from broker-dealers and clearing organizations	10,770,348	1,996,331
Receivables from customers, net of $62,107 and $61,190 in reserves, respectively	1,807,446	2,081,968
Securities owned, at market or fair value	6,774,039	5,594,797
Memberships in exchanges (market value: May 31, 2005: $58,984, February 28, 2005: $60,566)	36,159	36,638
Goodwill	744,110	716,566
Identifiable intangible assets	595,931	578,702
Other assets	363,888	275,209

Total assets	$74,319,691	$48,767,849

Liabilities
Short-term borrowings, including current portion of long-term borrowings	$144,913	$32,628
Securities sold under agreements to repurchase	43,333,241	28,625,903
Payable from securities loaned	2,458,147	3,028,933
Payable to broker-dealers and clearing organizations	8,444,520	741,122
Payable to customers	7,622,809	6,847,558
Securities sold, not yet purchased, at market or fair value	10,590,379	7,833,022
Accounts payable, accrued expenses, and other liabilities	278,149	252,582
Long-term borrowings	1,236,000	1,238,000

Total liabilities	74,108,158	48,599,748
Commitments and contingent liabilities
Membership interests issued by subsidiary and minority interest	23,606	15,351
Member's equity	187,927	152,750

Total liabilities and member's equity	$74,319,691	$48,767,849

QuickLinks

  Exhibit 99.1
REFCO GROUP LTD., LLC REPORTS FIRST QUARTER RESULTS
Business Highlights
Summary of Results
Net Revenues
Operating Profit
Expenses
Balance Sheet Items
REFCO GROUP LTD., LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME
REFCO GROUP LTD., LLC AND SUBSIDIARIES SEGMENT PRESENTATION
REFCO GROUP LTD., LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS